BOYD GAMING REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

- Company Exceeds Wall Street Consensus Estimates -

- Las Vegas Locals Segment Shows Significant Improvement Over Third Quarter -

- Company Finalizes Scope for Echelon Place -

LAS VEGAS, NV - FEBRUARY 20, 2007 - Boyd Gaming Corporation (NYSE: BYD) today reported financial results for the fourth quarter and full year ended December 31, 2006.

Recent Highlights

  Company's Las Vegas Locals segment achieves significant improvement in fourth quarter 2006 operating results, with three of our four major Locals properties nearly matching fourth quarter 2005 net revenues and Adjusted EBITDA(1) levels.
  In the Company's Central Region, Blue Chip posts approximately 20% increases in both net revenues and Adjusted EBITDA for the fourth quarter 2006.
  For the fourth quarter and full year 2006, Downtown Las Vegas properties match previous year's record performances.
  Company finalizes scope for Echelon Place development, with construction set to begin in the second quarter 2007.
  Company announces timeline of its branding initiative, which is set to rollout in the second half of this year.

(1) See footnotes at the end of the release for additional information relative to non-GAAP financial measures.

Fourth Quarter Results

We reported fourth quarter 2006 income from continuing operations of $55.6 million, or $0.63 per share, compared with $25.8 million, or $0.28 per share, in the same period 2005. Including discontinued operations from Barbary Coast and South Coast, we reported net income for the fourth quarter 2006 of $56.3 million, or $0.64 per share, compared to net income of $22.9 million, or $0.25 per share, reported in the same period 2005. The fourth quarter 2006 results include a $3.6 million pre-tax loss, classified as part of discontinued operations, recorded upon the disposition of South Coast, which is in addition to the previously estimated pre-tax impairment charge of $65.0 million reported in the third quarter 2006. Additionally, on January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, resulting in $3.6 million of non-cash compensation expense in the current quarter, or $0.03 per share net of taxes; there was no such expense recorded for the same period last year. Per share earnings discussed throughout this release are reported on a diluted basis.

Adjusted Earnings(1) from continuing operations for the fourth quarter 2006 were $39.9 million, or $0.45 per share, as compared to $65.7 million, or $0.72 per share, for the same period in 2005. Had we expensed stock options in the fourth quarter last year, pro forma Adjusted EPS(1) would have been $0.67 in that period. During the fourth quarter 2006, certain pre-tax adjustments increased income from continuing operations by $23.5 million ($15.7 million, net of tax, or $0.18 per share) and included the following:

  $29.9 million credit for write-downs and other charges, net, that consist mainly of a $36.1 million gain from our insurance claim settlement related to hurricane damages at Delta Downs and a $6.5 million charge for closure costs at Stardust.
  $1.6 million charge for accelerated depreciation at Stardust.
  $4.8 million for other charges, primarily consisting of preopening expenses.

By comparison, the fourth quarter 2005 included pre-tax adjustments that reduced income from continuing operations by $60.8 million ($39.9 million, net of tax, or $0.44 per share).

Net revenues were $520.8 million for the fourth quarter 2006, a decrease of 4.2% from the same quarter in 2005. Total Adjusted EBITDA was $146.3 million in the fourth quarter 2006, as compared to $176.5 million for the same period last year.

Keith Smith, President and Chief Operating Officer of Boyd Gaming, commented, "In the Las Vegas Locals business, we saw significant improvement in the fourth quarter financial performance, as we nearly matched the results from last year's comparable quarter. Downtown was again impressive, equaling the previous year's record performance. Our Central Region business was steady, taking into account continued normalization of the Treasure Chest operation, while Blue Chip posted strong results with gains in both net revenues and Adjusted EBITDA."

(1) See footnotes at the end of the release for additional information relative to non-GAAP financial measures.

Year End Results

Income from continuing operations for the year ended December 31, 2006 was $161.3 million, or $1.80 per share, as compared to $164.4 million, or $1.82 per share for the year ended December 31, 2005. Net income, which includes the results from discontinued operations, was $116.8 million, or $1.30 per share, for the 2006 year-end compared to $144.6 million, or $1.60 per share, for 2005, which included a $16.4 million net-of-tax charge, or $0.18 per share, for the cumulative effect of a change in accounting principle. The 2006 year-end results include a $68.6 million pre-tax loss, classified as part of discontinued operations, related to the disposition of South Coast which was sold on October 25. Pursuant to the adoption of SFAS No. 123R, Share-Based Payment, on January 1, 2006, we have recorded $20.8 million of share-based compensation expense in the 2006 calendar year, or $0.15 per share; there was no such expense recorded for the previous year.

Adjusted Earnings from continuing operations for the year ended December 31, 2006 were $196.4 million, or $2.19 per share, as compared to $221.4 million, or $2.45 per share for the year-end 2005. Had we expensed stock options in the prior year, pro forma Adjusted EPS would have been $2.30 per share in 2005.

Net revenues were $2.2 billion for the year ended December 31, 2006, slightly higher than 2005. Total Adjusted EBITDA was $652.3 million for the year and included a $6.7 million charge for a retroactive gaming tax assessment at our Par-A-Dice property in Illinois. By comparison, total Adjusted EBITDA for 2005 was $655.0 million.

Key Operations Review

In our Las Vegas Locals segment, fourth quarter net revenues were $217.7 million versus $221.6 million for the fourth quarter 2005, a 1.8% decrease. Fourth quarter 2006 Adjusted EBITDA was $70.4 million compared to $73.8 million in the same quarter 2005, a 4.5% decrease. Our Locals business showed significantly improved results over our last reporting period, in which the third quarter 2006 net revenues and Adjusted EBITDA declined 6.9% and 21.0%, respectively, versus the comparable 2005 quarter.

In our Central Region, we recorded $222.9 million in net revenues for the fourth quarter 2006, compared to $212.2 million for the same period in 2005. Adjusted EBITDA for the period was $50.7 million versus $66.9 million for the fourth quarter 2005. The Adjusted EBITDA decline is primarily attributable to Treasure Chest, where operating levels continue to normalize as additional capacity re-opens in the Gulf Coast region. In Indiana, Blue Chip's performance was once again strong, as the property recorded 20% increases in both net revenues and Adjusted EBITDA for the fourth quarter 2006 over the same period in the previous year.

Our Downtown Las Vegas properties continued to report strong results, generating net revenues of $69.1 million and Adjusted EBITDA of $17.1 million for the fourth quarter 2006, both of which were nearly equal to the record performance reported in the comparable 2005 period.

In Atlantic City, Borgata's gaming revenue continued to lead the market in the fourth quarter 2006 and posted numerous casino-related operating records for that gaming market, including record levels in table game drop and slot coin-in, as well as poker and race book revenue. However, Borgata's gaming revenue for the quarter decreased 1.5% compared to the fourth quarter 2005. Non-gaming revenue increased by 17.7% for the fourth quarter 2006 over the same period in the previous year, largely fueled by Borgata's public space expansion, which added significant non-gaming amenities. Net income for Borgata declined by 28.6% for the quarter, and Adjusted EBITDA was $53.2 million, compared to $62.6 million for the same quarter in 2005. The fourth quarter declines were chiefly attributable to a lower table games hold percentage, as well as higher fixed costs related to its public space expansion that was completed in June 2006.

Development Update

We have numerous development initiatives underway all providing a healthy growth pipeline for the Company.

In Atlantic City, Borgata is adding The Water Club, an 800-room boutique hotel, which is directly connected to the property. The project is on-budget and construction of the 43-story tower is expected to top-off in May 2007. We are anticipating the opening of The Water Club in early 2008.

Our recently announced Blue Chip expansion is in the design phase and we plan to begin construction next month. The $130 million project will include 300 guest rooms, a spa and fitness center, additional meeting and event space, new dining and nightlife experiences, and a new entrance and porte cochere. The project is scheduled to open in late 2008.

In Florida, we recently received our slot license for our pending acquisition of Dania Jai Alai. We have also modified our agreement to purchase this operation. Under the revised agreement, the Company will pay $77.5 million at closing for the facility and its related land, and will be required to pay an additional $75 million in March 2010 (or earlier) if certain conditions are satisfied. We expect to close the transaction next month, and we plan to begin construction later this year with a grand opening of the casino operation around the end of 2008.

Bill Boyd, Chairman and Chief Executive Officer, commented, "Each of these development projects, including our opportunities in the Las Vegas Locals market, is a key element to our growth pipeline, and we believe that these projects provide sound opportunities for future growth. The Water Club will add much needed room capacity to our highly successful Borgata operation, allowing it to more fully leverage the amenities added in its most recent expansion. In Michigan City, Indiana, where we have successfully elevated the Blue Chip brand with last year's expansion, our new project will help us take this property to the next level. In Dania Beach, Florida, we are excited about introducing our brand of casino entertainment into that area, allowing us to further expand our market reach. And finally, as we prepare to break ground on Echelon Place, we are excited to begin development of this extraordinary opportunity, which will dramatically redefine our Company in the future."

Echelon Place

With respect to our Las Vegas Strip development, we are readying to commence construction of Echelon Place in the second quarter 2007, with a planned third quarter 2010 opening. We recently completed the schematic design phase of the project. We have increased the budget for the wholly-owned components of Echelon Place to $3.3 billion, principally as a result of additional scope, larger guest rooms and suites, and increased estimated construction costs. We continue to perform design and development work on the two joint-venture elements, which include the Delano Las Vegas and the Mondrian Las Vegas, and a retail promenade.

Echelon Place will include a total of approximately 5,000 rooms in five unique hotels, each offering a distinct luxury experience tailored for the principal markets they will serve. With seven vehicular arrival points strategically located around the property, Echelon Place will be among the easiest large scale developments to access and move through, minimizing the waiting and walking challenges typically associated with projects of this magnitude. Our final design plans now account for the added scope, larger guest rooms, and a more complete understanding of the costs associated with the construction phase. Other Echelon Place amenities include:

  Casino space: 140,000 square feet
  Entertainment venues: 4,000-seat and 1,500-seat theaters, operated by AEG Live
  Retail promenade: 300,000 square feet
  Meeting and Convention space: 750,000 square feet
  Parking: approximately 9,000 spaces

Echelon Place will also include approximately 30 dining, nightlife and beverage venues in addition to an approximately 4.5 acre multi-level pool and recreation deck.

We have appointed the major project architects, designers and consultants and have directed their work through the schematic design phase, making substantial progress in design development. Lawrence Lee Associates is designing the Echelon resort hotel. Lee previously designed the guest rooms and suites at Borgata in Atlantic City. Two other internationally recognized interior design firms, Jeffrey Beers International and Hirsch Bedner Associates, are designing the as yet unnamed all-suite hotel and Shangri-La hotel. We are also working with Dougall Design Associates on the meeting and casino space elements.

On the finalized scope for Echelon, Bill Boyd added, "With Echelon, we are creating a multi-faceted destination that will offer a variety of dynamic and compelling experiences within close proximity to one another. With tremendous critical mass, innovative design, industry leading partnerships and extraordinary access and visibility, Echelon will help define the next generation of luxury in Las Vegas."

We are expecting to receive final regulatory approval on our land exchange involving the Barbary Coast on February 22, clearing the way for the closing of the transaction on February 27. The additional 24 acres will bring our total holdings to 87 contiguous acres in the center of the emerging north corridor of the Las Vegas Strip. The additional land allowed us to modify the site layout of Echelon Place. These modifications increased the overall size of the project to 65 acres, improved both pedestrian and vehicular access, and enhanced the views from each of the Echelon Place guest rooms and suites.

Within our 87-acre Las Vegas Strip site, we have two additional parcels of six and 16 acres that could allow for the addition of another distinct hotel, additional retail, dining, meeting and casino space. All of the site roadways and principal infrastructure are included in the initial Echelon development, minimizing disruption when future projects are constructed.

Boyd Gaming Branding Initiative

Last October, we announced a new branding initiative that will position our individual properties as part of a larger network, creating additional synergies and further leveraging Boyd Gaming's highly regarded blend of gaming excitement and personal service. The main goals of the branding initiative strategy are to increase customer loyalty, drive more cross property visitations, and grow our database through new acquisitions.

We continue to make good progress in developing a comprehensive plan focused on catering to our high value targeted customer segment in each of our specific regions. In Las Vegas, we will bring our four major locals properties under one program. We will take a similar approach in the Central Region, while also adding programs to promote visitation to our Las Vegas properties. Our three Downtown Las Vegas properties currently operate with a one-card system. Once our Las Vegas and Central Region programs are in place, we will be positioned to bring all of our properties under a single players club system. We anticipate rolling out our new branding initiative in a phased approach beginning in the second half of this year.

Key Financial Statistics

The following is additional information as of and for the three months ended December 31, 2006:

  December 31 debt balance: $2.14 billion
  December 31 cash: $169.4 million
  Dividends paid in the quarter: $11.7 million
  Maintenance capital expenditures during the quarter: $39.3 million
  Expansion capital expenditures during the quarter: $34.5 million
  Cash distribution to the Company from Borgata in the quarter: $22.6 million
  December 31 debt balance at Borgata: $554.6 million

Conference Call Information

We will host our fourth quarter 2006 conference call today, Tuesday, February 20 at 12:00 p.m. Eastern. The conference call number is 866.383.7998 and the passcode is 89485172. Please call up to 15 minutes in advance to ensure you are connected prior to the call's initiation. The conference call will also be available live on the Internet at www.boydgaming.com.

Following the call's completion, a replay will be available by dialing 888.286.8010 on Tuesday, February 20, beginning two hours after the completion of the call and continuing through Tuesday, February 27. The passcode for the replay will be 56953809. The replay will also be available on the Internet at www.boydgaming.com.

The following table presents Net Revenues and Adjusted EBITDA by operating segment and reconciles Total Adjusted EBITDA to Income from continuing operations before cumulative effect of a change in accounting principle for the three months and year ended December 31, 2006 and 2005:

                                                                         Three Months Ended          Year Ended
                                                                            December 31,             December 31,
                                                                    ------------------------  ------------------------
($ in thousands, except footnotes)                                     2006         2005         2006         2005
                                                                    -----------  -----------  -----------  -----------
Net Revenues
    Las Vegas Locals                                               $   217,672  $   221,580  $   846,409  $   874,689
    Stardust                                                            11,216       40,908      117,558      158,573
    Downtown Las Vegas (a)                                              69,086       69,255      256,781      261,359
    Central Region                                                     222,862      212,189      971,886      866,464
                                                                    -----------  -----------  -----------  -----------
            Net revenues                                           $   520,836  $   543,932  $ 2,192,634  $ 2,161,085
                                                                    ===========  ===========  ===========  ===========
Adjusted EBITDA
    Las Vegas Locals                                               $    70,437  $    73,776  $   273,797  $   299,913
    Stardust                                                             1,342        6,867       15,403       24,651
    Downtown Las Vegas                                                  17,115       17,211       53,573       52,295
    Central Region (b)                                                  50,668       66,933      257,570      224,816
                                                                    -----------  -----------  -----------  -----------
        Wholly-owned property Adjusted EBITDA                          139,562      164,787      600,343      601,675
        Corporate expense (e)                                          (11,393)     (11,575)     (39,981)     (44,101)
                                                                    -----------  -----------  -----------  -----------
            Wholly-owned Adjusted EBITDA                               128,169      153,212      560,362      557,574
        Our share of Borgata's operating income before net
          amortization, preopening and other expenses (f)               18,132       23,303       91,963       97,392
                                                                    -----------  -----------  -----------  -----------
            Total Adjusted EBITDA (g)                                  146,301      176,515      652,325      654,966
                                                                    -----------  -----------  -----------  -----------
Other operating costs and expenses
    Deferred rent                                                        1,157        1,236        4,630        4,936
    Depreciation and amortization (h)                                   43,949       44,195      189,837      171,958
    Preopening expenses (c)                                              4,294        2,829       20,623        7,690
    Our share of Borgata's preopening expenses                             269           --        3,260           --
    Our share of Borgata's loss on asset disposals                         151           47        1,209           80
    Share-based compensation expense (c)                                 3,273           --       19,278           --
    Write-downs and other charges, net                                 (29,892)      57,971        8,838       64,615
                                                                    -----------  -----------  -----------  -----------
            Total other operating costs and expenses                    23,201      106,278      247,675      249,279
                                                                    -----------  -----------  -----------  -----------
Operating income                                                       123,100       70,237      404,650      405,687
                                                                    -----------  -----------  -----------  -----------
Other non-operating costs and expenses
    Interest expense, net (d)                                           36,914       31,699      145,433      126,088
    Decrease in value of derivative instruments                             46           --        1,801           --
    Loss on early retirement of debt                                        --           --           --       17,529
    Our share of Borgata's non-operating expenses, net                   3,100        2,802       10,577       11,718
                                                                    -----------  -----------  -----------  -----------
            Total other non-operating costs and expenses                40,060       34,501      157,811      155,335
                                                                    -----------  -----------  -----------  -----------
Income from continuing operations before provision
    for income taxes and cumulative effect of a
    change in accounting principle                                      83,040       35,736      246,839      250,352
Provision for income taxes                                             (27,403)      (9,973)     (85,491)     (85,984)
                                                                    -----------  -----------  -----------  -----------
Income from continuing operations before cumulative effect
    of a change in accounting principle                            $    55,637  $    25,763  $   161,348  $   164,368
                                                                    ===========  ===========  ===========  ===========
  Includes revenues related to Vacations Hawaii and other travel agency related entities of $13.1 million and $14.0 million for the three months ended December 31, 2006 and 2005, respectively, and $50.1 million and $54.5 million for the year ended December 31, 2006 and 2005, respectively.
  Includes the $6.7 million retroactive gaming tax assessment at Par-A-Dice recorded in the year ended December 31, 2006.
  We adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006 and recorded $3.6 million and $20.6 million of share-based compensation expense related to continuing operations during the three months and year ended December 31, 2006, respectively. Of these amounts, $0.3 million and $1.3 million are included in preopening expenses on our condensed consolidated statement of operations for the three months and year ended December 31, 2006, respectively.
  Net of interest income and amounts capitalized.
  The following table reconciles the presentation of corporate expense on our accompanying condensed consolidated statements of operations to the presentation on the table above:

                                                                    Three Months
                                                                       Ended     Year Ended
                                                                    December 31, December 31,
(In thousands)                                                         2006         2006
------------------------------------------------------------------  ------------------------
Corporate expense as reported on our condensed
   consolidated statements of operations                           $    13,461  $    54,229
Corporate share-based compensation expense                              (2,068)     (14,248)
                                                                    -----------  -----------
Corporate expense as reported on the table above                   $    11,393  $    39,981
                                                                    ===========  ===========
  The following table reconciles the presentation of our share of Borgata's operating income on our condensed consolidated statements of operations to the presentation of our share of Borgata's results on the accompanying table (in thousands):

                                                                         Three Months Ended          Year Ended
                                                                            December 31,             December 31,
                                                                    ------------------------  ------------------------
                                                                       2006         2005         2006         2005
                                                                    -----------  -----------  -----------  -----------
Operating income from Borgata, as reported on our
     condensed consolidated statements of operations               $    17,387  $    22,931  $    86,196  $    96,014
Add back:
    Net amortization expense related to our
        investment in Borgata                                              325          325        1,298        1,298
    Our share of preopening expenses                                       269           --        3,260           --
    Our share of loss on asset disposals                                   151           47        1,209           80
                                                                    -----------  -----------  -----------  -----------
Our share of Borgata's operating income before net
    amortization, preopening and other expenses                    $    18,132  $    23,303  $    91,963  $    97,392
                                                                    ===========  ===========  ===========  ===========
  The following table reconciles Total Adjusted EBITDA to EBITDA and Income from continuing operations before cumulative effect of a change in accounting principle (in thousands):

                                                                         Three Months Ended         Year Ended
                                                                            December 31,            December 31,
                                                                    ------------------------  ------------------------
                                                                       2006         2005         2006         2005
                                                                    -----------  -----------  -----------  -----------
Total Adjusted EBITDA                                              $   146,301  $   176,515  $   652,325  $   654,966
    Deferred rent                                                        1,157        1,236        4,630        4,936
    Preopening expenses                                                  4,294        2,829       20,623        7,690
    Our share of Borgata's preopening expenses                             269           --        3,260           --
    Our share of Borgata's loss on asset disposals                         151           47        1,209           80
    Share-based compensation expense                                     3,273           --       19,278           --
    Decrease in value of derivative instruments                             46           --        1,801           --
    Loss on early retirement of debt                                        --           --           --       17,529
    Our share of Borgata's non-operating expenses, net                   3,100        2,802       10,577       11,718
    Write-downs and other charges, net                                 (29,892)      57,971        8,838       64,615
                                                                    -----------  -----------  -----------  -----------
EBITDA                                                                 163,903      111,630      582,109      548,398
    Depreciation and amortization                                       43,949       44,195      189,837      171,958
    Interest expense, net                                               36,914       31,699      145,433      126,088
    Provision for income taxes                                          27,403        9,973       85,491       85,984
                                                                    -----------  -----------  -----------  -----------
Income from continuing operations before cumulative effect of a
    change in accounting principle                                 $    55,637  $    25,763  $   161,348  $   164,368
                                                                    ===========  ===========  ===========  ===========

  The following table reconciles the presentation of depreciation and amortization on our accompanying condensed consolidated statements of operations to the presentation on the accompanying table:

                                                                         Three Months Ended          Year Ended
                                                                            December 31,             December 31,
                                                                    ------------------------  ------------------------
(In thousands)                                                         2006         2005         2006         2005
------------------------------------------------------------------  -----------  -----------  -----------  -----------
Depreciation and amortization as reported on our
   condensed consolidated statements of operations                 $    43,624  $    43,870  $   188,539  $   170,660
Net amortization expense related to our investment
   in Borgata                                                              325          325        1,298        1,298
                                                                    -----------  -----------  -----------  -----------
Depreciation and amortization as reported on
   the accompanying table                                          $    43,949  $    44,195  $   189,837  $   171,958
                                                                    ===========  ===========  ===========  ===========

For a reconciliation of Adjusted EBITDA to EBITDA and Income from continuing operations before cumulative effect of a change in accounting principle for the three months ended September 30, 2006 and 2005, please refer to our earnings release, included as Exhibit 99.1 to our Form 8-K, furnished to the SEC on October 25, 2006.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)                                                              Three Months Ended          Year Ended
(In thousands, except per share data)                                       December 31,             December 31,
                                                                    ------------------------  ------------------------
                                                                       2006         2005         2006         2005
------------------------------------------------------------------  -----------  -----------  -----------  -----------
Revenues
    Gaming                                                         $   429,472  $   443,177  $ 1,811,716  $ 1,772,053
    Food and beverage                                                   72,553       78,058      304,864      311,119
    Room                                                                38,937       41,867      172,781      172,617
    Other                                                               38,065       38,311      145,560      146,140
                                                                    -----------  -----------  -----------  -----------
Gross revenues                                                         579,027      601,413    2,434,921    2,401,929
Less promotional allowances                                             58,191       57,481      242,287      240,844
                                                                    -----------  -----------  -----------  -----------
        Net revenues                                                   520,836      543,932    2,192,634    2,161,085
                                                                    -----------  -----------  -----------  -----------
Costs and expenses
    Gaming                                                             198,906      189,180      836,675      783,863
    Food and beverage                                                   44,846       49,481      187,908      193,961
    Room                                                                12,395       12,626       55,052       51,012
    Other                                                               28,843       31,445      110,106      128,028
    Selling, general and administrative                                 75,281       75,080      311,551      313,410
    Maintenance and utilities                                           23,365       22,569      100,659       94,072
    Depreciation and amortization                                       43,624       43,870      188,539      170,660
    Corporate expense                                                   13,461       11,575       54,229       44,101
    Preopening expenses                                                  4,294        2,829       20,623        7,690
    Write-downs and other charges, net                                 (29,892)      57,971        8,838       64,615
                                                                    -----------  -----------  -----------  -----------
       Total costs and expenses                                        415,123      496,626    1,874,180    1,851,412
                                                                    -----------  -----------  -----------  -----------
Operating income from Borgata                                           17,387       22,931       86,196       96,014
                                                                    -----------  -----------  -----------  -----------
Operating income                                                       123,100       70,237      404,650      405,687
                                                                    -----------  -----------  -----------  -----------
Other income (expense)
    Interest income                                                          4           38          112          224
    Interest expense, net of amounts capitalized                       (36,918)     (31,737)    (145,545)    (126,312)
    Decrease in value of derivative instruments                            (46)          --       (1,801)          --
    Loss on early retirement of debt                                        --           --           --      (17,529)
    Other non-operating expenses from Borgata, net                      (3,100)      (2,802)     (10,577)     (11,718)
                                                                    -----------  -----------  -----------  -----------
       Total                                                           (40,060)     (34,501)    (157,811)    (155,335)
                                                                    -----------  -----------  -----------  -----------
Income from continuing operations before provision
     for income taxes and cumulative effect of a
     change in accounting principle                                     83,040       35,736      246,839      250,352
Provision for income taxes                                             (27,403)      (9,973)     (85,491)     (85,984)
                                                                    -----------  -----------  -----------  -----------
Income from continuing operations before cumulative
     effect of a change in accounting principle                         55,637       25,763      161,348      164,368

Discontinued operations:
    Income (loss) from discontinued operations (including a
       loss on disposition of $3,606, $0, $68,606 and $0)                1,002       (4,390)     (69,219)      (5,253)
   (Provision for) benefit from income taxes                              (331)       1,571       24,649        1,934
                                                                    -----------  -----------  -----------  -----------
       Net income (loss) from discontinued operations                      671       (2,819)     (44,570)      (3,319)
Income before cumulative effect of a change in
    accounting principle                                                56,308       22,944      116,778      161,049

Cumulative effect of a change in accounting for
    intangible assets, net of taxes of $8,984                               --           --           --      (16,439)
                                                                    -----------  -----------  -----------  -----------
Net income                                                         $    56,308  $    22,944  $   116,778  $   144,610
                                                                    ===========  ===========  ===========  ===========

Basic Net Income (Loss) Per Common Share
    Income from continuing operations before cumulative
        effect of a change in accounting principle                 $      0.64  $      0.29  $      1.83  $      1.86
    Net income (loss) from discontinued operations                        0.01        (0.03)       (0.51)       (0.04)
    Cumulative effect of a change in accounting for
        intangible assets, net of taxes                                     --           --           --        (0.19)
                                                                    -----------  -----------  -----------  -----------
Net income                                                         $      0.65  $      0.26  $      1.32  $      1.63
                                                                    ===========  ===========  ===========  ===========

Average Basic Shares Outstanding                                        86,837       89,249       88,380       88,528
                                                                    ===========  ===========  ===========  ===========

Diluted Net Income (Loss) Per Common Share
    Income from continuing operations before cumulative
        effect of a change in accounting principle                 $      0.63  $      0.28  $      1.80  $      1.82
    Net income (loss) from discontinued operations                        0.01        (0.03)       (0.50)       (0.04)
    Cumulative effect of a change in accounting for
        intangible assets, net of taxes                                     --           --           --        (0.18)
                                                                    -----------  -----------  -----------  -----------
Net income                                                         $      0.64  $      0.25  $      1.30  $      1.60
                                                                    ===========  ===========  ===========  ===========

Average Diluted Shares Outstanding                                      87,844       90,975       89,593       90,507
                                                                    ===========  ===========  ===========  ===========

The following table reconciles net income based upon generally accepted accounting principles to adjusted earnings and adjusted earnings per share.

                                                                         Three Months Ended          Year Ended
(In thousands, except per share data)                                       December 31,             December 31,
                                                                    ------------------------  ------------------------
                                                                       2006         2005         2006         2005
------------------------------------------------------------------  -----------  -----------  -----------  -----------
Income from continuing operations before cumulative effect
of a change in accounting principle                                $    55,637  $    25,763  $   161,348  $   164,368
   Adjustments:
      Preopening expenses                                                4,294        2,829       20,623        7,690
      Our share of Borgata's preopening expenses                           269           --        3,260           --
      Our share of Borgata's loss on asset disposals                       151           47        1,209           80
      Accelerated depreciation for Stardust and related assets           1,639           --       11,231           --
      Decrease in value of derivative instruments                           46           --        1,801           --
      Par-A-Dice retroactive gamimg tax assessment                          --           --        6,672           --
      Loss on early retirement of debt                                      --           --           --       17,529
      Write-downs and other charges, net                               (29,892)      57,971        8,838       64,615
      Income tax effect for above adjustments                            7,753      (19,451)     (18,576)     (31,402)
      Retention tax credits related to hurricanes                           --       (1,451)          --       (1,451)
                                                                    -----------  -----------  -----------  -----------
         Adjusted earnings                                         $    39,897  $    65,708  $   196,406  $   221,429
                                                                    ===========  ===========  ===========  ===========

      Adjusted earnings per diluted share (Adjusted EPS)           $      0.45  $      0.72  $      2.19  $      2.45
                                                                    ===========  ===========  ===========  ===========

      Weighted average diluted shares outstanding                       87,844       90,975       89,593       90,507
                                                                    ===========  ===========  ===========  ===========

The following table reconciles adjusted earnings to pro forma adjusted earnings, had the company expensed stock options during the prior year.

                                                                    Three Months
                                                                       Ended     Year Ended
                                                                    December 31, December 31,
(In thousands, except per share data)                                  2005         2005
------------------------------------------------------------------  ------------------------
Adjusted earnings as reported above                                $    65,708  $   221,429
Share-based compensation expense, net of tax                            (4,311)     (13,378)
                                                                    ------------------------
   Pro forma adjusted earnings                                     $    61,397  $   208,051
                                                                    ========================

   Pro forma adjusted earnings per diluted share
         (Pro forma Adjusted EPS)                                  $      0.67  $      2.30
                                                                    ========================

      Weighted average diluted shares outstanding                       90,975       90,507
                                                                    ========================

The following table reports Borgata financial results.

                                                                         Three Months Ended          Year Ended
                                                                            December 31,             December 31,
                                                                    ------------------------  ------------------------
(In thousands)                                                         2006         2005         2006         2005
------------------------------------------------------------------  -----------  -----------  -----------  -----------
Gaming revenue                                                     $   172,554  $   175,209  $   735,145  $   696,965
Non-gaming revenue                                                      72,152       61,308      273,879      247,740
                                                                    -----------  -----------  -----------  -----------
   Gross revenues                                                      244,706      236,517    1,009,024      944,705
   Less promotional allowances                                          45,866       42,578      195,759      180,722
                                                                    -----------  -----------  -----------  -----------
Net revenues                                                           198,840      193,939      813,265      763,983
Expenses                                                               145,680      131,336      566,252      512,249
Depreciation and amortization                                           16,895       15,998       63,088       56,951
Preopening expenses                                                        538           --        6,519           --
Loss on asset disposals                                                    303           94        2,418          160
                                                                    -----------  -----------  -----------  -----------
Operating income                                                        35,424       46,511      174,988      194,623
                                                                    -----------  -----------  -----------  -----------

Interest and other expenses, net                                        (7,599)      (5,861)     (23,271)     (24,738)
Benefit from income taxes                                                1,397          259        2,116        1,303
                                                                    -----------  -----------  -----------  -----------
   Subtotal                                                             (6,202)      (5,602)     (21,155)     (23,435)
                                                                    -----------  -----------  -----------  -----------
Net income                                                         $    29,222  $    40,909  $   153,833  $   171,188
                                                                    ===========  ===========  ===========  ===========

The following table reconciles our share of Borgata's financial results to the amounts reported on our condensed consolidated statements of operations.

                                                                         Three Months Ended          Year Ended
                                                                            December 31,             December 31,
                                                                    ------------------------  ------------------------
(In thousands)                                                         2006         2005         2006         2005
------------------------------------------------------------------  -----------  -----------  -----------  -----------
Our share of Borgata's operating income                            $    17,712  $    23,256  $    87,494  $    97,312
Net amortization expense related to our
    investment in Borgata                                                 (325)        (325)      (1,298)      (1,298)
                                                                    -----------  -----------  -----------  -----------

Operating income from Borgata, as reported on our
    condensed consolidated statements of operations                $    17,387  $    22,931  $    86,196  $    96,014
                                                                    ===========  ===========  ===========  ===========

Other non-operating net expenses from Borgata, as reported
    on our condensed consolidated statements of operations         $    (3,100) $    (2,802) $   (10,577) $   (11,718)
                                                                    ===========  ===========  ===========  ===========

The following table reconciles operating income to Adjusted EBITDA for Borgata.

                                                                         Three Months Ended          Year Ended
                                                                            December 31,             December 31,
                                                                    ------------------------  ------------------------
(In thousands)                                                         2006         2005         2006         2005
------------------------------------------------------------------  -----------  -----------  -----------  -----------
Operating income                                                   $    35,424  $    46,511  $   174,988  $   194,623
Depreciation and amortization                                           16,895       15,998       63,088       56,951
Preopening expenses                                                        538           --        6,519           --
Loss on asset disposals                                                    303           94        2,418          160
                                                                    -----------  -----------  -----------  -----------
Adjusted EBITDA                                                    $    53,160  $    62,603  $   247,013  $   251,734
                                                                    ===========  ===========  ===========  ===========

The following table reconciles Adjusted EBITDA to EBITDA and Net income for Borgata.

                                                                         Three Months Ended         Year Ended
                                                                            December 31,            December 31,
                                                                    ------------------------  ------------------------
(In thousands)                                                         2006         2005         2006         2005
------------------------------------------------------------------  -----------  -----------  -----------  -----------
Adjusted EBITDA                                                    $    53,160  $    62,603  $   247,013  $   251,734
Preopening expenses                                                        538           --        6,519           --
Loss on asset disposals                                                    303           94        2,418          160
                                                                    -----------  -----------  -----------  -----------
EBITDA                                                                  52,319       62,509      238,076      251,574
Depreciation and amortization                                           16,895       15,998       63,088       56,951
Interest and other expenses, net                                         7,599        5,861       23,271       24,738
Income taxes                                                            (1,397)        (259)      (2,116)      (1,303)
                                                                    -----------  -----------  -----------  -----------
Net income                                                         $    29,222  $    40,909  $   153,833  $   171,188
                                                                    ===========  ===========  ===========  ===========

Footnotes and Safe Harbor Statements

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe that our presentation of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Earnings, Adjusted Earnings Per Share (Adjusted EPS), Pro Forma Adjusted Earnings and Pro Forma Adjusted EPS (each of which gives effect to SFAS No. 123R in 2005). The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA; however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions. Adjusted EBITDA is also widely used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. Adjusted EBITDA reflects EBITDA adjusted for deferred rent, preopening expenses, share-based compensation expense, change in value of derivative instruments, gain or loss on early retirement of debt, write-downs and other charges, net and our share of Borgata's non-operating expenses, preopening expenses and gain or loss on asset disposals. A reconciliation of income from continuing operations before cumulative effect of a change in accounting principle, based upon GAAP, to EBITDA and Adjusted EBITDA is included in the financial schedules accompanying this release.

Adjusted Earnings and Adjusted EPS

Adjusted Earnings is income from continuing operations (before the cumulative effect of a change in accounting principle) before preopening expenses, accelerated depreciation for Stardust and related assets, change in value of derivative instruments, Par-A-Dice retroactive gaming tax assessment, gain or loss on early retirement of debt, write-downs and other charges, net, our share of Borgata's preopening expenses, our share of Borgata's gain or loss on asset disposals, and a one-time hurricane related federal tax retention credit. Adjusted Earnings and Adjusted EPS are presented solely as supplemental disclosures because management believes that they are widely used measures of performance in the gaming industry. A reconciliation of income from continuing operations (before cumulative effect of a change in accounting principle), based upon GAAP, to Adjusted Earnings and the presentation of Adjusted EPS are each included in the financial schedules accompanying this release. We use Pro Forma Adjusted Earnings and Pro Forma Adjusted EPS to present all periods on a consistent basis, giving effect to SFAS No. 123R.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS, Pro Forma Adjusted Earnings and Pro Forma Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS, Pro Forma Adjusted Earnings and Pro Forma Adjusted EPS may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS, Pro Forma Adjusted Earnings and Pro Forma Adjusted EPS are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS, Pro Forma Adjusted Earnings and Pro Forma Adjusted EPS should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS, Pro Forma Adjusted Earnings and Pro Forma Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Forward Looking Statements and Company Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "may," "will," "might," "expect," "believe," "anticipate," "could," "would," "estimate," "continue," "pursue," or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company's strategy, expenses, revenue, earnings, cash flow and the growth and strength of certain gaming markets (including the Atlantic City and Las Vegas Locals markets). In addition, forward-looking statements include statements under the heading "Boyd Gaming Branding Initiative", including statements regarding the Company's branding initiative (including the proposed timing) and its affect on the Company's player clubs, synergies and presence in various markets, statements regarding the transaction with Harrah's to exchange the Barbary Coast, the expected timing for regulatory approval and completion of the exchange, statements regarding the continued normalization of the Gulf Coast market, statements under the heading "Development Update," including statements that the Company has numerous development initiatives underway, statements regarding The Water Club, including that the project is on-budget and the expected completion and opening dates, statements regarding the proposed expansion project at Blue Chip, the anticipated cost, timing (both to commence construction and the scheduled opening) and amenities of the new expansion project, statements regarding the Company's pending acquisition of Dania Jai Alai, including the expected closing date for the transaction, the amount of the final purchase price, the satisfaction of certain conditions, development of the property and anticipated opening of the property, statements regarding the timing, cost, progress, scope and expected development of the Company's Echelon project, including the anticipated amenities and features, the dates that the Company expects to break ground on the project and the expected opening date, statements that the Echelon project is an extraordinary opportunity and will dramatically redefine the Company, statements that Echelon will offer a variety of dynamic and compelling experiences and that Echelon will help define the next generation of luxury in Las Vegas, as well as statements regarding the potential for an additional distinct hotel casino and other amenities and features, statements regarding Borgata's position, performance and demand, and statements regarding the Company's growth pipeline, and that it is expected to provide sound opportunities for future growth. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances regarding the effects of the Company's branding initiative, improvement of margins or the refinement of marketing programs, that the Company's growth pipeline will yield expected results, that Borgata's position, performance or demand will change, the timing, cost, progress or anticipated amenities and features for each of the Company's development and expansion projects, or that the pending transactions with Harrah's and Dania Jai Alai will close when anticipated, if at all. Among the factors that could cause actual results to differ materially are the following: competition, litigation, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), financial community and rating agency perceptions of the Company, changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. In addition, the Harrah's and Dania Jai Alai transactions are subject to the satisfaction of various closing conditions and the Harrah's transaction is also subject to obtaining regulatory approvals and satisfaction of the requirements of Section 1031 of the Internal Revenue Code. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's Form 10-Q for the period ended September 30, 2006, which is on file with the SEC, and in the Company's other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 16 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana, and Louisiana. The Company is also developing Echelon Place, a world class destination on the Las Vegas Strip, expected to open in the third quarter 2010. Additionally, the Company was recognized earlier this year by Forbes Magazine as the best managed company in the category of Hotels, Restaurant and Leisure. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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